IPEX, Inc


                                                              December 20, 2005

Attn: Scott Goodwin, President and CEO
Vinculum Communications, Inc.
9255 Towne Centre Drive, Suite 925
San Diego, CA 92121

         RE: Agreement to Terminate Letter of Intent Dated July 25, 2005 Between IPEX, Inc. and Vinculum Communications, Inc.

Dear Mr. Goodwin:

      As per our recent discussions, this letter (this "Termination Agreement") shall constitute the agreement among IPEX, Inc., a Nevada corporation ("IPEX"), and Vinculum Communications, Inc., a Delaware corporation ("Vinculum"), to terminate that certain Letter of Intent (the "LOI") dated July 25, 2005 for IPEX to acquire (the "Proposed Acquisition") all of the issued and outstanding shares of stock of Vinculum. The following sets forth the terms mutually agreed upon between IPEX and Vinculum in connection therewith.

      1. IPEX and Vinculum hereby agree to terminate the LOI and all transactions contemplated pursuant to the LOI.

      2. Vinculum hereby acknowledges that to date IPEX has advanced $75,000 to Vinculum as a pre-pay deposit for traffic.

      3. IPEX hereby agrees that, notwithstanding the requirement of Section 3 of the LOI, IPEX shall pay Vinculum the sum of $55,000 which represents reimbursement of expenses incurred by Vinculum in connection with the negotiation of and due diligence associated with the LOI and the Proposed Acquisition. Such $55,000 payment shall be deducted from the $75,000 pre-payment made by IPEX to Vinculum as described in Section 2 above. Vinculum hereby acknowledges that, as of the date hereof, Vinculum owes IPEX the outstanding principal sum of $20,000, which will be offset against any monies owed to Vinculum by IPEX and which shall be repayable by Vinculum without interest upon demand by IPEX.

Vinculum Communications, Inc.
December 20, 2005
Page 2 of 4

      4. Except as described in Section 3 of this Termination Agreement, IPEX hereby agrees to release and discharge Vinculum and its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns (the "Vinculum Releasees"), from all actions, causes of action, suits, debts, dues, sums of money, accounts, reckonings, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law or equity, (collectively, "Claims") against the above-named Vinculum Releasees which IPEX, its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Termination Agreement. With respect to the release contained herein, it is acknowledged and admitted by IPEX that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which it has or may have under said section, or any comparable law under any other jurisdiction. Said section reads as follows:

         "A general release does not extend to claims which the creditors does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      5. Vinculum hereby agrees to release and discharge IPEX and its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns (the "IPEX Releasees"), from all Claims against the above-named IPEX Releasees which Vinculum, its subsidiaries, successors, officers, directors, past and present employees, insurers and assigns ever had, now have or hereafter can, shall or may have, for, upon or by reason of any matter, cause or thing whatsoever from the beginning of the world to the date of this Termination Agreement. With respect to the release contained herein, it is acknowledged and admitted by Vinculum that it has been informed of the provisions of Section 1542 of the Civil Code of the State of California, and does hereby expressly waive and relinquish all rights and benefits which it has or may have under said section, or any comparable law under any other jurisdiction. Said section reads as follows:

         "A general release does not extend to claims which the creditors does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

      6. Except insofar as may be necessary to enforce its rights pursuant to this Termination Agreement, each party covenants and agrees that it will forever refrain from instituting, pursuing or in any way asserting in any jurisdiction, federal, state or local, foreign or domestic, any Claim released herein and that this Termination Agreement constitutes a full and complete defense to any such Claim which may be brought by or on behalf of such party.

      7. Each of the parties is aware that it may hereafter discover claims or facts in addition to or different from those it now knows or believes to be true with respect to the matters referenced in this Termination Agreement. Nevertheless, it is the intention of the parties to fully, finally and forever settle and release the Claims described herein. In furtherance of such intention the releases given herein shall be and remain in effect notwithstanding the discovery or existence of any additional or different claims or facts relative thereto.

Vinculum Communications, Inc.
December 20, 2005
Page 3 of 4

      8. The terms of this Termination Agreement are confidential and shall remain confidential following its execution. No party hereto shall knowingly make any disclosure of the existence or terms of this Termination Agreement, except in compliance with a lawful order or process of a court of competent jurisdiction or governmental agency, or as may otherwise be required by law or regulation, or with the written consent of the other party hereto. The parties to this Termination Agreement hereby acknowledge that IPEX is required to and will file a Form 8-K with the Securities and Exchange Commission disclosing the terms of this Termination Agreement.

      9. This Termination Agreement shall be construed and interpreted in accordance with the laws of the State of California without giving effect to the conflict of laws rules thereof or the actual domiciles of the parties.

      10. This Termination Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which taken together shall constitute a single Termination Agreement.

      Upon execution of this Termination Agreement by IPEX and Vinculum, the LOI and any and all obligations of either of the parties arising from the LOI, shall, in all respects, be deemed to be null and void and of no further force and effect. In addition, except as acknowledged herein, neither party to the LOI shall have any further obligations of any nature whatsoever with respect to the other party pursuant to or arising from the LOI.

      If the foregoing accurately summarizes our mutual agreement, please indicate your approval of same by signing the enclosed copy of this letter in the space provided and returning same to me.

                                                    Yours truly,

                                                    IPEX, INC.

                                                    /s/ Gerald Beckwith
                                                    ------------------------
                                                    Gerald Beckwith
                                                    Chief Executive Officer

Vinculum Communications, Inc.
December 20, 2005
Page 4 of 4

Accepted this 20th day of December 2005.

VINCULUM COMMUNICATIONS, INC.

/s/ Scott Goodwin
-----------------------------
Scott Goodwin
President and CEO